EXHIBIT 99.2

INCENTRA SOLUTIONS INCORPORATED
FIRST QUARTER 2006 RESULTS CONFERENCE CALL
MAY 16, 2006

OPERATOR: Good morning ladies and gentlemen, my name is Denise and I will be your conference facilitator today. At this time I would like to welcome everyone to the Incentra Solutions First Quarter 2006 Results Conference Call. All lines have been placed on mute to prevent any background noise and after the speakers' remarks there'll be a question and answer period. If you would like to ask a question during this time please press star then the number one on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

     It is now my pleasure to turn the floor over to your host Mr. Rene Caron of Allen & Caron. Sir, the floor is yours.

RENE CARON: Thank you Denise and I too would like to thank you for joining us for Incentra Solutions First Quarter 2006 Results Conference Call.

     Before we start today's call there are a few items that I would like to cover with you. First, in addition to disseminating through PR Newswire the news release announcing the company's financial results for the first quarter ended March 31, 2006 after the close of the market yesterday, an email copy of the release was also sent to a large number of conference call participants. If any of you did not receive a copy of the news release please call our California office at 949-474-4300 after the call and we will email you a copy of the release. Additionally a replay of the conference call will be available on the internet via a link provided on the investor section of Incentra Solutions website at www.incentrasolutions.com. Finally I've also been asked to make the following statements.

     Certain information discussed on this call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal Securities Laws. Although the company believes that the expectations reflected in such forward looking statements are based upon reasonable assumptions at the time made it can give no assurance that its expectations will be achieved. Listeners are cautioned not to place undue reliance on these forward looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties such as the company's inability to accurately forecast its operating results, the company's potential inability to achieve profitability or generate positive cash flow, the availability of financing and other risks associated with the company's business. For further information on factors which could impact the company and the statements contained herein reference should be made to the company's filings with the Securities and Exchange Commission including annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Forms 8-K. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

     On the call today from Incentra Solutions we have Tom Sweeney, Chairman and CEO, Shawn O'Grady, President and COO, Paul McKnight, Chief Financial Officer, and Mike Knaisch President of the company's Front Porch Digital broadcast and media services division. Management will provide a review of the results after which there will be a question and answer period. For those participating on the call over the internet and who wish to submit a question to

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be  considered  for the question and answer  period you can do so by clicking on the Ask a Question button provided on the left side of your screen. Please submit your questions as early in the call as possible. If questions sent via email or over the internet have not been previously answered in response to an earlier question during this morning's call they will be asked of management as time permits.

     I would now like to turn the call over to Tom. Good morning Tom.

TOM SWEENEY: Good morning Rene, thank you and to those of you joining us on the call, thank you.

     For those of you who did not see the first quarter press release I'll provide a few brief highlights. Revenues were up significantly compared to last years first quarter. Much of this is attributable to our acquisitions but we also saw significant growth in our broadcast business. More importantly we saw significant improvements in the gross margin of the companies we have acquired for both third party products and services. Likewise we saw increased volumes of services over the prior year period due to increased sales of professional services and recurring revenues for First Call and Managed Services.

     Costs as a percentage of revenue improved significantly over last years first quarter. We did experience some onetime charges which Paul McKnight will cover in his review, and we have adopted the new method for expensing stock options. Overall we are pleased with the company's performance especially as it relates to the realization and the synergies we expected from our acquisitions.

     Now I'd like to turn the call over to Paul McKnight to review the financial performance of the company. Paul.

PAUL MCKNIGHT: Thank you Tom, good morning. I would now like to walk you through the company's performance for the first quarter ending March 31st, 2006.

     Our revenues for the quarter were 12.9 million. This is an increase of 115% over the previous year and as Tom said this increase is primarily due to the impact of the two new acquisitions and also an increase in broadcast sales. Our gross margin as a percent of revenue was 39.6% for the quarter. Now this is slightly lower than last year due to the fact that we're now including third party products in our sales mix.

     Our operating expenses were 6.7 million for the quarter and as a percent of revenue it was 52%. Now this is a decrease significantly from last year which was 81% of revenue. We are now beginning to see the synergies that we expected. This trend is expected to continue as we add additional revenues. Now I'd like to point out that in the operating expenses for the quarter we did have onetime charges related to the Star acquisition and we also saw increases in the non-cash stock compensation expense due to our adoption of FFAS-123R.

     Our operating loss for the quarter improved 300,000. It's now 1.6 million versus 1.9 in the previous year. Our net loss was $3.6 million and I'd like to point out that included in this net loss for the quarter is $2.7 million of non-cash related charges among which are depreciation and amortization, the non stock - the non-cash stock compensation expense and portions of our loss on extinguishment of debt.

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     I'm pleased to say that our adjusted EBITDA for the quarter was $7,000. Now
I'll turn it back over to Tom.

TOM SWEENEY: Thanks Paul. I'd like Shawn O'Grady to provide an update on the Enterprise Groups progress in the first quarter. Shawn.

SHAWN O'GRADY: Yeah thanks Tom. As you already know from our financial statement revenue from third party product sales grew by 275% and services group by 21% over the same period last year, this due primarily to the acquisitions. What we did demonstrate in the latest quarter was that we have been able to produce the synergies that we've hoped for from the acquisitions. Our stated objectives for these businesses was to increase their overall margin by number one, shifting their focus to higher end complex store Incentra Solutions. Number two, growing their professional services; and number three introducing managed services into the revenue mix. I'm pleased to report that we have produced results in all facets of this plan so let me just spend a few seconds on the details.

     Third party product margin grew from 14.1% to 19.3% as we changed our product mix away from low end commodity like offerings and into complex systems, particularly in the storage and data protection segments and this is an important focus area for us because we are able to leverage the considerable operation and technical experience we have as a company to deliver higher value to our customers as well as distinguish ourselves from our competitors. Both of these get reflected in the higher margin. Storage related solutions represented over 40% of our total product volume this quarter so we're making good progress in this area. Service margins in the acquired businesses grew from 24% to 29% reflecting the delivery of higher value integration and consulting services and lower volumes of staff augmentation business.

     First Call and Enhanced First Call services which were only introduced in the second quarter of last year are beginning to contribute materially to both the revenue and the profit mix of these businesses. From the fourth quarter of 2005 to the first quarter of 2006 these offerings grew by 31% and that is quarter-over-quarter growth and we do expect to see this rate of growth continue as we go forward.

     We've continued our geographic expansion of the business, both organically as well as through acquisitions. As you know the acquisitions that we made last year established operations in Seattle, Portland, the San Francisco Bay area, Los Angeles, Orange County and San Diego. Organically we've added Boise, Las Vegas and Dallas and all of these operations have begun to generate sales volumes.

     And finally, as I'm sure you read, we closed on the acquisition of NST in early April which brings us presence in Chicago and the Midwest region, through a very high quality company which is focused in the storage and networking market. NST generated approximately $25 million in revenue last year and the acquisition is accretive. NST brings us over 30 sales and engineering professionals who are experienced in storage and high end network technology and they do business with over 300 customers, all of whom are now candidates for our managed service offerings. We do expect to move down the path with NST similar to the previous acquisitions in terms of creating financial synergy and we're going to be particularly focused on the introduction of our professional and managed services portfolio in addition to our First Call and Enhanced First Call offerings and we have launched the integration process in order to get all of this started within NST.

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     Finally we have also continued our international expansion and possibly the most significant accomplishment we made last quarter was the signing a multi-year managed services contract with COLT who is one of the largest providers of business communication and services in Europe. COLT owns and operates 31 Metro Ethernet networks across the continent and the UK with direct connectivity to over 10,000 buildings in all of the major cities. They also operate 13 data centers on the network and support over 50,000 business customers. Here's a quick recap of what the deal means for us.

     Under the agreement we are the exclusive provider of storage and data protection services for COLT and we'll be providing these services to their customers, both those in their data centers as well as those on their networks. Our contract calls for us to install our infrastructure and enable our services in each of their data centers. As we do this we're guaranteed a minimum monthly recurring fee at margins that are consistent with what we'd expect from the delivery of high value storage managed services. As COLT is successful in moving more of their customer base onto our platform our revenues will increase. During the first quarter we installed our service infrastructure in Milan, Paris, Frankfurt and Berlin and began to migrate customers onto the platform. As a result we will begin to see revenue from this contractor in the first, during the second quarter.

     We're also adding sales and engineering personnel throughout Europe in order to support the opportunity presented by the new COLT relationship. We have also worked extensively with COLT to develop the marketing plan in order to grow mutual business. So far to date we have defined the service, created the necessary language translation of our GridWorks platform, created marketing collateral and begun to roll out the program to their sales force. We're already seeing a developing sales pipeline and do expect growth and revenue from this new contract.

     So in conclusion we're executing the growth plan that we've laid out. The enterprise business now has geographic coverage throughout most of the western, central and midwestern markets in the US as well as an expanded presence in Europe. We are successfully driving our business into the areas where we have significant intellectual property and capital and therefore are able to support much higher profit margins and recurring revenue and as we move forward we look to continue down the same path.

     Okay Tom, let me turn it back to you.

TOM SWEENEY: Thank you Shawn. I'd now like Mike Knaisch to provide to an update on the broadcast business, Mike.

MIKE KNAISCH:  Thanks Tom.

     Well during the first quarter of 2006 Front Porch Digital took many dramatic steps to solidify our position as the global leader in digital broadcast archive management. The division achieved record results across all critical financial metrics including new order sign for future delivery, revenue growth during the first quarter, EBITDA and gross margins.

     As an indication of the global coverage of our business Front Porch Digital closed 52 transactions across 26 countries worldwide and today there are now 140 DIVArchive installations in over 140, I'm sorry, 100, in 40 countries around the world. That's more than any other broadcast archive management solution.

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     European  and  Asian  sales  were very  strong  during  the first  quarter.
DIVArchive remains the dominant market share leader in those regions where we tend to win eight of every ten deals we compete for and we see continued opportunities for growth in those regions. For instance, during the first quarter new installations of DIVArchive were sold in emerging markets such as Poland, Hungary, Belarus, Thailand and India. India in particular represents great potential for growth and we'll be opening a new field sales office in Mumbai next month.

     Our American sales funnel continues to build and we see a number of signs that our position here is strengthening. During the first quarter we signed three new deals in Canada where DIVArchive is now used by eight of the nine Canadian broadcasters that deploy digital archive solutions. In the United States our sales team has uncovered many new archive projects that are now being budgeted, planned, intended for bid by broadcasters in this country and we believe we're very well positioned to compete for those deals thanks to strong references with customers such as PBS, Discovery, Comcast and BOOM, the first HD dedicated broadcast archive in North America.

     We also broke into the Latin American broadcast market in Q1 with two new installations of DIVArchive, one in Argentina and one in Venezuela. We see the Latin American market as a rich greenfield opportunity for us with limited competition so we are moving quickly to solidify our positions there. We signed distribution agreements with system integrators in Brazil, Argentina, Venezuela, Chile, and Peru to help build our momentum.

     Worldwide we continue to strengthen our global distribution channels. We're working closing with Sun Microsystems now after their acquisition of Stewarts Tech and that gives us a much broader sales channel to partner with worldwide. Our tight integration with Grass Valley news and video server products has positioned Front Porch as a preferred partner of the Grass Valley sales force and they're bringing us into new deals throughout the Americans, Europe and Asia-Pacific.

     Our growth as a company has been very well covered in the global broadcasting trade press. During the first quarter the company received expansive coverage in trade publications such as Broadcast Engineering, TV Technology, Television Broadcasting and other global trade publications. Cover stories and other articles have featured DIVArichive installations or white papers written by members of our management team, including our CTO, Brian Campanotti. This coverage generated by our media relations firms is virtually unmatched by our competitors. Most importantly, the coverage has positioned Front Porch as the opinion leader in the industry when matters of broadcast archive management are being discussed in the broadcast trade press. And this is a key competitive point of differentiation.

     So as we look to the quarter and the year ahead, a few last points. Our rolling six months sales funnel, the tool we use to track all of the potential opportunities we're competing for, is worth approximately 40 percent more today than it was at this time last year. The recent NAD show was huge for us. We had more than 400 visitors through our booth from all over the world. Many new sales opportunities emerged from the show, and our sales teams are working those opportunities, which will be added to our sales funnel in the future.

     And lastly, we were informed just last month that Front Porch Digital was awarded a new patent by the US Patent Office. We believe that we are the only Archive Management provider in the broadcast realm that has patented technology that allows us to protect our, to protect our intellectual property and we believe that that is a key competitive differentiator for us.

     So in summary we're very pleased with the progress we've made in the first quarter. The global market for digital broadcast archiving solutions is increasing and our position as the global leader in this market is strengthening. So for all these reasons we look forward to the challenges and opportunities ahead. Tom.

TOM SWEENEY: Thank you Mike. Well as you've heard, the company's performing well. It's made great strides in integrating companies we acquired last year. We just closed our latest acquisition NST Incorporated in Chicago and we expect it to be immediately accretive. The broadcast business continues to grow and we see continued acceleration in the market adoption of digital archives. Incentra is now in the desirable position of having incremental sales add disproportionately to the cash flow of the business.

     Our expectations for the second quarter are for revenues to be between 19 and 21 million on increases in managed services and professional services with increased third-party product sales from our most recent acquisitions. We expect to see increasing cash flow on an adjusted EBITDA basis for the quarter as well.

     That's all for our comments. Thank you for joining the call. We'll now open it for questions.

OPERATOR: Thank you. At this time I would like to remind everyone if you would like to ask a question please press star, one, now on your telephone keypad. And once again that's star, one, to ask a question.

     We have our first question coming from Kevin McKenna of Mainline Capital Management. Please go ahead sir.

KEVIN MCKENNA: Good afternoon. Thank you for taking my call. I guess, the presentation that you put out is maybe the best I've heard the company, as a result oriented, the quarter, but it, it seems that no one knows the story. It seems that it's difficult to get in contact with what the story is, because there's no one really out there. I got Chris Moore at Wall Street Advisor to return a phone call then I got Rene to return a phone call to me. If you guys are going to fund this business going forward you're going to have to raise the awareness of this stock. What is being done to get the company as a public entity? I'm glad that you're peers in the industry think that you're the lead dog in this race, but if no one in Wall Street knows your name, that's not going to matter.

MICHAEL KNAISCH:  So, Kevin what specifically is the question?

KEVIN MCKENNA: I think that there is a lack of understanding or a lack of marketability of the shares of this company. I don't think any one knows who you are.

MICHAEL KNAISCH: Okay, well we certainly appreciate the feed-back but the company has done a number of things over the past year and a half, attempted to go ahead and build awareness in the institutional community. The biggest issue that a company like Incentra faces though is, one, that it's on the bulletin board and two, that the company's market CAP of course, is below the limits of investment for many funds, so we have focused on the thing that we have the most control over, which is continuing to operate the business from an operational perspective and perform there and as we move into the fall, after the summer, we'll begin a more aggressive campaign to reach out to perspective investors with funds.

OPERATOR: Thank you. Once again ladies and gentlemen if you do have a question please press star, one. And as a final reminder it is star, one.

     Thank you. Seeing there are no further questions, I'd now like to turn the floor back to Mr. Rene Caron who will be taking questions via e-mail.

RENE CARON: Thank Denise. We have received a number of questions via e-mail today Tom, so I'd like to go through those with you. The first question comes from a private investor. It says: is acquisition still a principal growth strategy at Incentra, and if so, when do you expect to complete the next one?

TOM SWEENEY: Thanks Rene. The easiest way to answer the question is that we are going to continue to evaluate potential acquisitions and if we can find companies that fit the profile that we are looking for, and if we are capable of arranging both financing as well as creating a transaction that we think works for the company, then we'll continue to execute on those. But you know, we do as a regular basis, look at many different types of companies that could be potential acquisition targets. It's really a question of can we really find the right one and at the right price. So today we have no formal plans to close another acquisition in the near term, but that could change as we continue to do our work.

RENE CARON: Thank you. And somewhat related question, having to do with the geography that you'd be looking at for the next acquisition in that the company now has a pretty much solid coverage in the Mid-West and the West, where do you expect the company would be looking next for it's next acquisition, if and when it does one?

ROM SWEENEY: Generally we want to complete the construction of a national footprint as a complete solutions provider. So that means that we do need to build a presence along the East Coast, the South East as well as in some various cities in the Mid-West. So we'll continue to look for acquisitions to help us fill out that foot print throughout North America, but like I said, it's difficult to know when the right company will come along and where exactly they're located.

RENE CARON: Okay. The next question is also acquisition related. Since acquisition is a part of your growth strategy, what lessons have you learned from the two that you completed last year? Has it changed your approach to due diligence at all and have you made any adjustments in the profile of the companies that you're targeting going forward.

TOM SWEENEY: Okay, so let me try and answer this with a couple of different points that are important. Number one, what we have learned from the companies we acquired last year is that we can, in fact, deliver on the synergies that we expect in terms of improving the gross margins on the products, on the services that those companies sell, on being able to introduce recurring revenue strains around first call or enhanced first call or managed services. We think it validates the model that we've been using. We would also tell you that it is important to be able to match to each company we acquire, specifically the integration plan for those professionals and that particular customer base. That's probably one of the items that's most important that we've learned in the last year.

     On a broader answer in terms of due diligence, we feel pretty comfortable that we manage a fairly thorough and rigorous due diligence process based on our own people's experience as well as the professional support we get from our investment bankers and outside counsel, but like always, when you're doing transactions and merging companies together, there's always room for some improvements in terms of how we manage that process and how we view the contract, the representations and the documentation that's a part of that. So we think there's still room for us to, to improve the process.

RENE CARON: Okay, thank you we now have a couple of questions related to Front Porch Digital. You had a high rate of transactions in the first quarter. Do you expect to see similar transaction rates going forward over the next several quarters?

MICHAEL KNAISCH: Absolutely, we see a very robust sales funnel in the six months and beyond time frame.

RENE CARON: The next question deals with the US market. Are US broadcasters and cable companies beginning to increase the rate at which they are installing Digital Studios?

MICHAEL KNAISCH: Yes, we've seen a pretty dramatic increase in the number and value of opportunities that we're seeing arise out of the US market. There are some very large opportunities that have been tendered in RFPs and we're pursuing those right now.

RENE CARON: Okay and can you give us any indication of what you might expect in the US market as far as Front Porch Digital deals over the next 12 to 18 months?

MICHAEL KNAISCH: I'm afraid that I cannot tell you the, the value of those at this point. The main reason is because the timing of these transactions is very hard to pin down. Generally, you know, these deals have a 12 to 18 month time frame and we cannot predict when those deals will actually be awarded. So it's, it's very difficult for me to tell you when they're going to close.

RENE CARON: Okay, thank you and Tom, the last question that we've received that hasn't already been answered has to do with the balance sheet. What plans going forward do you have in place to ensure that the company has appropriate resources to reach break-even?

TOM SWEENEY: Well there's, there's a couple of things that are happening at the same time. One, we have done a very good job managing our costs for operations in relation to the revenues of the company and the gross margins it generates, so we feel very comfortable that the company is positioned correctly from a cost standpoint and can start to execute our entire cash flow from operations. But in addition, we would like to add some additional working capital to the balance sheet and we hope to be able to accomplish that sometime in the next few weeks.

RENE CARON: Okay, that you. That concludes the e-mail questions that we've received, as I mentioned, that have not already been answered. So at this point Tom I'd like to turn the call back over to you for any closing remarks that you might have.

TOM SWEENEY: Great. Thanks Rene, well thank you all for joining us. Obviously we're happy with the company's performance in the first quarter. As Mr. McKenna noted, it's worthwhile for us to begin to emphasis the company's performance, create a broader audience in terms of shareholders or funds that can invest in the business, and we'll be able to accomplish that as we roll out of the summer and into the fall. So thank you for joining us, we appreciate your time.

OPERATOR: Thank you ladies and gentlemen. That does conclude today's conference call. You may now disconnect your lines at this time and have a wonderful day.